Exhibit 99.1

Rimage Corporation Announces Appointment
of James R. Stewart as Chief Financial Officer

Minneapolis, MN—July 12, 2010—Rimage Corporation (Nasdaq: RIMG) today announced the appointment of James R. Stewart as Chief Financial Officer.

Stewart, age 53, is scheduled to start as an employee on July 26, 2010 and will become the Company's Chief Financial officer later in August 2010. Robert M. Wolf, the current CFO, who announced in June his intention to leave Rimage, will continue to work until August 27, 2010 to help ensure a seamless management transition for his successor.

Stewart previously served as CFO of Comm-Works Incorporated, a voice and data infrastructure services company. In this position, he helped formulate and lead an aggressive growth plan that included several strategic acquisitions. Prior to joining Comm-Works in 2006, Stewart was Senior Vice President, Finance of Ceridian Corporation’s Human Resource Solutions unit, a $1 billion global provider of human resource outsourcing solutions. As a key member of Ceridian’s executive team, Stewart helped drive a strategic planning process that strengthened Ceridian’s growth and profitability.

Earlier in his career, Stewart was: CFO and Operations Leader for Optical Solutions, Inc., a $15 million venture-backed manufacturer and marketer of passive optical access solutions for residential and small to medium-size businesses; CFO of Micron Electronics, Inc. a $1.5 billion public manufacturer and marketer of personal computers, semiconductors and web hosting services; and Corporate Controller of Imation Corporation, a $2.3 billion public information and imaging company.

Sherman L. Black, Rimage’s president and chief executive officer, commented: “We are extremely pleased to have an executive of Jim Stewart’s professional stature and wide-ranging capabilities join Rimage. With nearly 20 years of experience with global, mid-sized and venture-backed companies, he is a strategically-oriented CFO, who, throughout his career, has developed strong finance organizations, implemented strategies for increasing shareholder value, directed business planning processes and managed operations. Jim’s extensive experience, which will significantly strengthen our senior management team, will fortify the range of initiatives currently underway that are aimed at accelerating Rimage’s long-term growth and profitability.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable color or monochrome disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. In addition, we have launched a multi-year process aimed at transforming Rimage into a higher-performing business. Our comprehensive strategy involves strengthening Rimage’s core disc publishing business; generating new revenue streams by leveraging our core capabilities and transitioning from a hardware supplier into a provider of total solutions; and identifying and investing in future opportunities in adjacent markets with strong growth potential. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

For additional information, contact
Sherman L. Black CEO	Richard G. Cinquina
Rimage Corporation	Equity Market Partners
952/944-8144	904/415-1415

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